Exhibit 99.1

TURTLE BEACH REPORTS RECORD SECOND QUARTER 2020 RESULTS

AND SIGNIFICANTLY RAISES FULL-YEAR OUTLOOK

San Diego, CA – August 6, 2020 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming audio and accessory brand, reported record financial results for the second quarter ended June 30, 2020.

Second Quarter Summary vs. Year-Ago Quarter:

●	Net revenue increased 93% to $79.7 million ($80.1 million in constant currency);
●	Gross margin increased 480 basis points to 36.7%;
●	Net income increased significantly to $8.2 million, or $0.51 per diluted share, compared to a net loss of $2.4 million, or $(0.16) per diluted share; and
●	Adjusted EBITDA increased to $12.9 million compared to $1.6 million.

Management Commentary

“Our record-setting performance in the second quarter was driven by a combination of strong consumer demand for headsets, superior execution that allowed us to gain market share, and our ability to leverage operating expenses even as we invested in new growth initiatives,” said Juergen Stark, CEO of Turtle Beach. “We couldn’t be prouder of what our team has accomplished in recent months under challenging conditions. What is most encouraging is that we believe the demand is not simply pulling sales forward that would otherwise have occurred later, but is also being driven by greater overall engagement of existing gamers as well as new and lapsed gamers joining the market as new gaming headset users. In addition, non-gamers are buying headsets for at-home work, school and socializing.”

Stark added, “The increase in demand is not limited to console gaming, as we saw strong increases in our award-winning ROCCAT line of PC mice, keyboards and headsets in the quarter, which we expect will continue, especially with the investments we are making in our PC portfolio.

“As a result of the performance in the second quarter and our belief that demand will remain at elevated levels through the end of the year, we are confident that our results this year will significantly exceed our earlier forecasts for both sales and EBITDA. We’ve stepped-up our investments to capitalize on new opportunities and, with the integration of the ROCCAT acquisition going well, the excellent team we have here, and our strong continued execution, we will continue to take actions to enable and drive further expansion and growth.”

Turtle Beach Reports Second Quarter Financial Results

Second Quarter 2020 Financial Results

Net revenue in the second quarter of 2020 increased 93% to $79.7 million compared to $41.3 million in the year-ago quarter. This exceeds the previous record of $60.8 million reported in the second quarter of 2018 by 31% when demand for console headsets was fueled by battle royale games such as Fortnite. The Company’s strong performance in the second quarter was due to increased demand from a continued surge in gaming activity, resulting from stay-at-home orders which increased gaming among existing gamers and caused an influx of new and lapsed gamers. In addition, the Company’s ability to significantly increase its production and delivery capacity allowed the Company to achieve the higher revenues and gain market share. On a constant currency basis, revenue in the second quarter of 2020 was $80.1 million.

Gross margin in the second quarter of 2020 increased 480 basis points to 36.7% compared to 31.9% in the second quarter of 2019. This significant increase was due to volume-driven fixed cost leverage, lower than normal promotional spending given surging demand, and favorable business mix, partially offset by over $4 million in incremental air freight to enable retail supply.

Operating expenses in the second quarter of 2020 were $19.3 million compared to $15.5 million in the 2019 period, with the increase due primarily to the inclusion of expenses related to ROCCAT for the entire quarter in 2020 (ROCCAT was acquired in May of 2019), additional investments to expand the PC gaming product portfolio and ROCCAT brand, and higher volume-related selling costs, partially offset by lower transaction-related costs.

Net income in the second quarter of 2020 improved significantly to $8.2 million compared to a net loss of $2.4 million in the year-ago quarter. The increase was due to the strong revenue performance, higher gross margin as described above and operating expense leverage.

Net income per share in the second quarter of 2020 was $0.51 on 16.2 million weighted average diluted shares outstanding, compared to a net loss per share of $0.16 on 14.6 million weighted average diluted shares outstanding in the year-ago quarter. (Note: per accounting rules, in periods when the Company reports positive net income, the diluted share count is higher than in periods when there is a net loss.)

Adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2020 was $6.8 million, or $0.42 per diluted share, compared to an adjusted net loss of $0.9 million, or $(0.06) per share, in the corresponding period in 2019.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the second quarter

Turtle Beach Reports Second Quarter Financial Results

of 2020 increased more than eight-fold to $12.9 million compared to $1.6 million in the year-ago quarter.

Balance Sheet Highlights

At June 30, 2020, the Company had $21.2 million of cash and cash equivalents with no outstanding debt under its revolving line of credit. This compares to $3.4 million of cash and cash equivalents with $10.8 million of outstanding debt under its revolving credit facility at June 30, 2019.

Increased 2020 Outlook

For the full year 2020, the Company now expects revenue to be approximately $300 million, which is more than 30% higher than the midpoint of its prior forecast range of $224 million to $234 million. The annual revenue forecast reflects continued strong consumer demand for gaming accessories driven by new and existing gamers, as well as increased use of headsets for non-gaming uses, followed by an anticipated further increase in demand spurred by new console launches around the holiday season.

Adjusted EBITDA is now expected to be approximately $30 million, or more than 160% above the midpoint of the prior range of $9 million and $14 million, reflecting the higher expected revenue for the year, higher gross margin, partially offset by expected air freight of over $10 million to enable supply and increased revenue, and an increase in planned marketing and new product-related investments to approximately $12 million to expand the Company’s position in the PC accessories market and drive future growth.

Net income (loss) per diluted share is now expected to approximate $0.85 compared to prior guidance of a range of $(0.22) to $0.03. Adjusted net income (loss) per diluted share is expected to be approximately $0.80 compared to prior guidance of a range of $(0.16) and $0.09, both reflecting the aforementioned revenue and EBITDA forecasts. Per share figures for the full year 2020 assume approximately 16.5 million diluted shares outstanding.

Second Half Outlook

For the second half of 2020, the Company expects net revenue to be approximately $185 million and adjusted EBITDA to be approximately $20 million. Net income per diluted share and adjusted net income per diluted share are both expected to be approximately $0.50.

With respect to the Company's adjusted EBITDA outlook for the full year 2020, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss),

Turtle Beach Reports Second Quarter Financial Results

including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, August 6, 2020, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss its second quarter 2020 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, August 6, 2020

Time: 9:00 a.m. ET / 6:00 a.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 4756665

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at corp.turtlebeach.com.

A replay of the conference call will be available after 12:00 p.m. ET on the same day through August 13, 2020.

Toll-Free Replay Number: (855) 859-2056

International Replay Number: (404) 537-3406

Replay ID: 4756665

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, adjusted net income, and constant currency revenue, that the Securities and Exchange Commission defines as “non-GAAP financial

Turtle Beach Reports Second Quarter Financial Results

measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding (i) integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). “Constant currency revenue” is defined by the Company as revenue excluding the impacts of fluctuations in exchange rates from prior periods. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months ended June 30, 2020 and 2019.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming audio and accessory providers. The Turtle Beach brand (https://www.turtlebeach.com/) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (https://www.roccat.org/) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”,

Turtle Beach Reports Second Quarter Financial Results

“estimate”, “target”, “goal”, “project”, “intend,” “forecast” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. These statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to: the substantial uncertainties inherent in the acceptance of existing and future products; the difficulty of commercializing and protecting new technology; the impact of competitive products and pricing; the impact of the coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities; risks relating to, and uncertainty caused by or resulting from, the COVID-19 pandemic; risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations; and our liquidity. These risks may be in addition to the other factors and matters discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by the securities laws of the United States, the Company does not intend to publicly update or revise these forward-looking statements after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Gateway Investor Relations	Sr. Director – PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$21,206	$8,249
Accounts receivable, net	37,007	44,530
Inventories	44,953	45,711
Prepaid expenses and other current assets	10,233	4,057
Total Current Assets	113,399	102,547
Property and equipment, net	4,366	3,962
Deferred income taxes	6,664	7,439
Goodwill	8,178	8,515
Intangible assets, net	5,518	6,011
Other assets	2,370	2,877
Total Assets	$140,495	$131,351
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$15,655
Accounts payable	41,694	22,511
Other current liabilities	26,331	26,422
Total Current Liabilities	68,025	64,588
Deferred income taxes	140	153
Other liabilities	2,869	3,223
Total Liabilities	71,034	67,964
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 14,594,731 and 14,488,152 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	15	14
Additional paid-in capital	179,132	176,776
Accumulated deficit	(108,870)	(113,519)
Accumulated other comprehensive income (loss)	(816)	116
Total Stockholders’ Equity	69,461	63,387
Total Liabilities and Stockholders’ Equity	$140,495	$131,351

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net revenue	$79,680	$41,330	$114,687	$86,176
Cost of revenue	50,453	28,159	$74,675	$58,218
Gross profit	29,227	13,171	40,012	27,958
Operating expenses:
Selling and marketing	9,559	7,550	$17,207	$14,431
Research and development	3,001	1,734	$5,428	$3,190
General and administrative	6,710	6,194	$12,433	$10,843
Total operating expenses	19,270	15,478	35,068	28,464
Operating income (loss)	9,957	(2,307)	4,944	(506)
Interest expense	83	111	$252	$355
Other non-operating expense, net	(1,616)	(70)	$(1,419)	$(1,732)
Income (loss) before income tax	11,490	(2,348)	6,111	871
Income tax expense	3,286	25	$1,462	$189
Net income (loss)	$8,204	$(2,373)	$4,649	$682

Net income (loss) per share
Basic	$0.56	$(0.16)	$0.32	$0.05
Diluted	$0.51	$(0.16)	$0.30	$(0.06)
Weighted average number of shares:
Basic	14,581	14,586	14,538	14,462
Diluted	16,229	14,586	15,363	15,699

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Six Months Ended
	June 30, 2020	June 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES	$31,842	$38,172

CASH FLOWS FROM INVESTING ACTIVITIES	(2,303)	(13,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	48,426	99,453
Repayment of revolving credit facilities	(64,081)	(126,036)
Proceeds from exercise of stock options and warrants	59	94
Repurchase of common stock	-	(1,499)
Repurchase of common stock to satisfy employee tax withholding obligations	(108)	(145)
Net cash used for financing activities	(15,704)	(28,133)
Effect of exchange rate changes on cash and cash equivalents	(878)	3
Net increase (decrease) in cash and cash equivalents	12,957	(3,632)
Cash and cash equivalents - beginning of period	8,249	7,078
Cash and cash equivalents - end of period	$21,206	$3,446

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Income (Loss)
GAAP Net Income (Loss)	$8,204	$(2,373)	$4,649	$682

Adjustments, net of tax:
Gain on financial instrument obligation	—	—	—	(1,601)
Gain on acquisition-related settlement	(1,702)	—	(1,702)	—
Change in fair value of contingent consideration	223	—	238	—
Acquisition integration costs	44	1,477	244	2,214
Non-GAAP Earnings	$6,769	$(896)	$3,429	$1,295

Diluted Earnings Per Share
GAAP- Diluted	$0.51	$(0.16)	$0.30	$(0.06)

Gain on financial instrument obligation	—	—
Gain on acquisition-related settlement	(0.10)	—	(0.11)	—
Change in fair value of contingent consideration	0.01	—	0.01	—
Acquisition integration costs	—	0.10	0.02	0.14
Non-GAAP- Diluted	$0.42	$(0.06)	$0.22	$0.08

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	June 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$79,680	$-	$-	$-	$-	$79,680
Cost of revenue	50,453	(593)	-	(280)	-	49,580
Gross Profit	29,227	593	-	280	-	30,100

Operating expenses	19,270	(435)	(220)	(1,126)	(63)	17,426

Operating income	9,957	1,028	220	1,406	63	12,674

Interest expense	83
Other non-operating expense, net	(1,616)				1,388	(228)

Income before income tax	11,490
Income tax expense	3,286
Net income	$8,204			Adjusted EBITDA		$12,902

	Six Months Ended
	June 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$114,687	$-	$-	$-	$-	$114,687
Cost of revenue	74,675	(1,184)	-	(338)	-	73,153
Gross Profit	40,012	1,184	-	338	-	41,534

Operating expenses	35,068	(877)	(443)	(2,067)	(343)	31,338

Operating income	4,944	2,061	443	2,405	343	10,196

Interest expense	252
Other non-operating expense, net	(1,419)				1,367	(52)

Income before income tax	6,111
Income tax expense	1,462
Net income	$4,649			Adjusted EBITDA		$10,248

(1)	Other includes certain business acquisition costs, gain on an acquisition-related settlement and change in fair value of contingent consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	June 30, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$41,330	$-	$-	$-	$-	$41,330
Cost of revenue	28,159	(427)	-	(93)	-	27,638
Gross Profit	13,171	427	-	93	-	13,691

Operating expenses	15,478	(713)	(159)	(910)	(1,563)	12,133

Operating income (loss)	(2,307)	1,140	159	1,003	1,563	1,558

Interest expense	111
Other non-operating expense, net	(70)					(70)

Income (loss) before income tax	(2,348)
Income tax expense	25
Net loss	$(2,373)			Adjusted EBITDA		$1,628

	Six Months Ended
	June 30, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$86,176	$-	$-	$-	$-	$86,176
Cost of revenue	58,218	(779)	-	32	-	57,471
Gross Profit	27,958	779	-	(32)	-	28,705

Operating expenses	28,464	(1,401)	(221)	(1,557)	(2,343)	22,942

Operating income (loss)	(506)	2,180	221	1,525	2,343	5,763

Interest expense	355
Other non-operating expense, net	(1,732)				1,601	(131)

Income before income tax	871
Income tax expense	189
Net income	$683			Adjusted EBITDA		$5,894

(2) Other includes certain business acquisition costs and a gain (loss) on financial instrument obligation.